Exhibit 10.1

THE HOWARD HUGHES CORPORATION

March 10, 2021

Saul Scherl

President, New York Tri-Region

Dear Saul,

Given the ongoing delays with the completion of the Tin Building, the below terms outline the efforts of The Howard Hughes Corporation (including its subsidiaries, the “Company”) to retain you in your current role through December 31, 2022, or such later time as the parties may mutually agree. All prior agreements between you and the Company (including the letter agreement dated February 12, 2020) shall remain in effect, and shall be enforceable in accordance with their terms, except, and to the extent that, the terms of any such agreements are modified per terms of this letter.

The details of the retention package are as follows:

Compensation:

Your annual base salary compensation remains $600,000, which calculates to $23,076.92 less applicable taxes and withholdings, to be paid on a biweekly basis. Except as described herein, if either you or the Company elects to terminate your employment, you shall only be eligible to receive that portion of your compensation you have actually earned as of the date when your employment is terminated, and you shall have no right or claim to receive any future or expectant interest in any additional compensation to which you otherwise may have been entitled as of the date of such termination.

The Company requests that you treat as confidential and not discuss compensation information, including but not limited to base salary, any applicable bonuses and/or incentives, with any Company employee or any individual associated with the Company in any way, other than your direct manager or the Culture + People Department.

Annual Cash Incentives:

You will be eligible for an annual discretionary bonus at a target of up to 100% of base salary, to be determined by overall Company and individual performance goals being achieved.

•	Based on the fact that your intended termination date is scheduled for 12/31/2022, for the performance year 2022, you will be eligible for an additional cash incentive of up to 100% of base salary in lieu of an annual LTIP award for the same year, to be determined by overall Company and individual performance goals being achieved.

Annual Long-Term Incentives for Performance Year 2020 and 2021:

You will continue to be eligible to participate in the annual award program under The Howard Hughes Corporation 2020 Equity Incentive Plan with an accelerated vesting schedule based on a mutually agreed upon separation date with the Company on 12/31/2022. You will be eligible for an annual award of Restricted Stock at a target of 100% of Base Salary subject to the attainment of certain metrics that will be established at the end of each year for the following year, with a grant date and stock price to be determined by the Company’s Compensation Committee.

•	The annual equity incentive awards issued in 2021 for the performance year 2020 will be 50% performance-based vesting, with a 5-year cliff vest, and 50% time-based vesting, with 50% vesting per year over a 2-year period. The prevailing terms of these grants will be set forth in the Company’s respective Restricted Stock Ward Agreements.

•	The annual equity incentive awards issued in 2022 for the performance year 2021 will be 50% performance-based vesting, with a 5-year cliff vest, and 50% time-based vesting, with 100% vesting on 12/31/22. The prevailing terms of these grants will be set forth in the Company’s respective Restricted Stock Award Agreements.

David O’Reilly | Chief Executive Officer T 972.392.6236 | M 917.583.5043 David.O’Reilly@howardhughes.com	The Howard Hughes Corporation | Corporate HQ 9950 Woodloch Forest Drive Suite 1100 The Woodlands, TX 77380

Additional Performance Based Long-Term Incentives:

Based on the critical role that you play in the successful operations and government relations activities of the Seaport District and in order to properly incentivize you to successfully see the project through to its completion, you have been approved to receive an additional Restrict Stock Award in the future per below:

•	You will receive a stock award with an issue date of 12/31/2022 in a value of up to $1,500,000, in the aggregate, to be converted to shares using the stock close price on the date of issuance, only upon the achievement of one or more performance goals that have been approved by the Compensation Committee, in whole or on a pro-rated basis, as it may be, based upon certain levels of achievement.

Expiration Date of Stock Options awarded on January 25, 2016:

In an effort to optimize the value realization of the stock options granted to you on January 25, 2016 with a strike price of $112.64, the Company will provide you with amended terms that allows the expiration of this stock option award to remain 1/25/2026 as originally stated without regard to your separation date with the Company.

Treatment of Unvested LTIP Awards:

If your employment is terminated by HHC for any reason, other than for cause or due to your death or disability, or by you for good reason, then you shall be eligible to (i) receive a cash payment equal to the market value, of all of your outstanding time-based LTIP awards, determined using the fair market value of the shares on the date of forfeiture; (ii) all performance-based LTIP awards will remain outstanding as if you remained employed and vest or forfeit as the case may be, based on and in accordance with, the terms of each applicable award; and (iii) all unvested stock options shall fully vest.

Paid Time Off and Other Benefit Programs:

Paid Time Off will continue to accrue per your current bi-weekly accrual rate. You are entitled to the exact same benefit programs and offerings.

Expense Reimbursement:

If applicable, the Company agrees to reimburse you 100% of your company-related expenses on a monthly basis, subject to review and approval by your immediate supervisor of receipts and other appropriate documentation verifying in reasonable detail the nature of such expenditures for which you seek reimbursement.

As you know, the Company is an at-will employer. Except as described in this letter, there is no employment contract between you and the Company. There are no guarantees of future employment, promotion, salary increases, bonuses or location. It should also be understood that the Company retains the right to revise, amend, delete or in any manner change any and all benefits and benefit related policies.

As a material inducement to the Company making this offer of employment, you hereby represent and warrant to the Company that you are free to enter into employment with the Company and you are not subject to any obligation, agreement or restrictive covenant which will prevent or interfere with your performance of your duties as an employee of the Company. You hereby acknowledge that, in the event you are bound by any prior agreement or obligation, the effect of which is to restrict you from the performance of your duties on behalf of the Company, and the Company is sought to be held liable for your actions, you agree to indemnify, defend and hold the Company harmless from and against any and all damages, losses, liabilities, costs and expenses, including reasonable attorneys’ fees incurred by the Company in connection with such claims or causes of action threatened or actually asserted against the Company, and you agree that any compensation that may be due and owed to you by the Company may be offset and reduced to the extent of the Company’s expenditures under this paragraph.

By your signature you agree to the terms of this offer. It is very important for you to understand and acknowledge that except as duly authorized, you have no personal authority to bind the Company, Howard Hughes Management Co., LLC or any of their affiliates to any contract, agreement or obligation, and that all contracts or agreements that obligate or propose to obligate the Company, Howard Hughes Management Co., LLC or any of their affiliates, in any manner, to any third party must be signed and approved by a duly authorized officer of the Company, Howard Hughes Management Co., LLC or the applicable affiliate, as the case may be.

David O’Reilly | Chief Executive Officer T 972.392.6236 | M 917.583.5043 David.O’Reilly@howardhughes.com	The Howard Hughes Corporation | Corporate HQ 9950 Woodloch Forest Drive Suite 1100 The Woodlands, TX 77380

Please contact me if there is anything further I can do to assist you or if you have any questions.

Sincerely,

/s/ David O’Reilly

David O’Reilly

Chief Executive Officer

/s/ Saul Scherl

(Saul Scherl Signature)

AGREED AND ACCEPTED ON THIS 10th DAY OF MARCH, 2021

David O’Reilly | Chief Executive Officer T 972.392.6236 | M 917.583.5043 David.O’Reilly@howardhughes.com	The Howard Hughes Corporation | Corporate HQ 9950 Woodloch Forest Drive Suite 1100 The Woodlands, TX 77380